As filed with the Securities and Exchange Commission on June 1, 2020
        Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRANSPHORM, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-1858829
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
75 Castilian Drive Goleta, CA 93117 (Address of principal executive offices, including zip code)

2007 Stock Plan 2015 Equity Incentive Plan 2020 Equity Incentive Plan (Full title of the plan)

Vcorp Services, LLC 1013 Centre Road, Suite 403-B Wilmington, DE 19805 (302) 497-7115 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark Bertelsen Erika Muhl Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Cameron McAulay Chief Financial Officer Transphorm, Inc. 75 Castilian Drive Goleta, CA 93117 (805) 456-1300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share:
—2020 Equity Incentive Plan	2,593,463 (2)	$ 4.00 (3)	$ 10,373,852.00	$ 1,347
—2015 Equity Incentive Plan (Options)	2,291,455 (4)	$ 4.24 (5)	$ 9,715,769.20	$ 1,262
—2007 Stock Plan (Options)	165,082 (6)	$ 11.75 (7)	$ 1,939,713.50	$ 252
TOTAL:	5,050,000		$ 22,029,334.70	$ 2,861

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2020 Equity Incentive Plan (the “2020 Plan”), the 2015 Equity Incentive Plan (the “2015 Plan”) and the 2007 Stock Plan (the “2007 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)Represents 2,593,463 shares of common stock reserved for issuance under the 2020 Plan as of the date of this Registration Statement, which includes 2,588,077 shares of common stock initially approved for issuance under the 2020 Plan, plus 5,386 shares of common stock that were added to the 2020 Plan upon the forfeiture of options previously outstanding under the 2015 Plan. To the extent that any awards outstanding under the 2015 Plan or 2007 Plan expire, are forfeited or are otherwise repurchased by the Registrant on or subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance as shares of common stock under the 2020 Plan. The maximum number of shares that can be added to the 2020 Plan from the 2015 Plan and 2007 Plan, in the aggregate, is 2,461,923. See footnotes 4 and 6 below.
(3)Estimated in accordance with Rule 457(a) and (h) solely for purposes of calculating the registration fee on the basis of $4.00, which is the price most recently estimated for purposes of calculating the amount of the registration fee pursuant to Rule 457(a) for purposes of the Registrant’s registration statement on Form S-1 (File No. 333-238864). The Registrant believes, as there currently is no market for the securities to be offered, that the estimated value determined pursuant to Rule 457(a) is a more reasonable estimate of the offering price of the shares than the book value that would be determined pursuant to Rule 457(h).
(4)Represents 2,291,455 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited or are otherwise repurchased by the Registrant on or subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.
(5)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $4.24 per share, which is the weighted average exercise price of stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement.
(6)Represents 165,082 shares of common stock reserved for issuance pursuant to stock option awards outstanding under the 2007 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited or are otherwise repurchased by the Registrant on or subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the 2020 Plan, subject to the maximum limit set forth in the 2020 Plan. See footnote 2 above.
(7)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $11.75 per share, which is the weighted average exercise price of stock option awards outstanding under the 2007 Plan as of the date of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Transphorm, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
1. The Registrant’s Current Report on Form 8-K/A (which contains audited financial statements for the Registrant’s fiscal years ended December 31, 2019 and 2018), filed with the Commission on March 31, 2020;
2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the Commission on May 14, 2020;
3. All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the Registrant’s fiscal year ended December 31, 2019 (other than the portions of these documents not deemed to be filed); and
4. The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-238864), filed with the Commission on June 1, 2020, and any further amendment or report filed hereafter for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.
The Registrant’s amended and restated certificate of incorporation provides that to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent permitted by applicable law, except that the Registrant will not be required to indemnify or hold harmless any director or officer in connection with any proceeding initiated by such person unless the proceeding was authorized by the Registrant’s board of directors. The Registrant’s amended and restated bylaws provide that the Registrant will pay expenses to any director or officer prior to the final disposition of the proceeding; provided, however, that such advancements shall be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it should be ultimately determined that such director or officer is not entitled to indemnification under the amended and restated bylaws or otherwise.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The Registrant has entered into indemnification agreements with each of its directors and officers, which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.
The Registrant expects to maintain general liability insurance that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above provisions may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Exhibit	Filing Date	File No.
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Registrant
23.1*	Consent of Marcum LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
24.1*	Power of attorney (contained on signature page hereto)
99.1	2007 Stock Plan	8-K	10.3.1	February 14, 2020	000-55832
99.2	2015 Equity Incentive Plan	8-K	10.4.1	February 14, 2020	000-55832
99.3	2020 Equity Incentive Plan	8-K	10.5	February 14, 2020	000-55832
* Filed herewith.
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on June 1, 2020.

TRANSPHORM, INC.
By:	/s/ Cameron McAulay
Cameron McAulay
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mario Rivas, Cameron McAulay and Umesh Mishra, and each one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mario Rivas	Chief Executive Officer and Director	June 1, 2020
Mario Rivas	(Principal Executive Officer)
/s/ Cameron McAulay	Chief Financial Officer	June 1, 2020
Cameron McAulay	(Principal Financial and Accounting Officer)
/s/ Brittany Bagley	Director	June 1, 2020
Brittany Bagley
/s/ David Kerko	Director	June 1, 2020
David Kerko
/s/ Umesh Mishra	Chief Technology Officer and Director	June 1, 2020
Umesh Mishra
/s/ Eiji Yatagawa	Director	June 1, 2020
Eiji Yatagawa